Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-164323 on Form S-3 of our reports dated February 28, 2012, relating to the consolidated financial statements of MarkWest Energy Partners, L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

August 6, 2012